NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Stephen L. Limauro to Retire as Chief Financial Officer at Year End

HAMILTON, Bermuda – September 15, 2006 -- Everest Re Group, Ltd. (NYSE: RE) announced today that its Chief Financial Officer, Stephen L. Limauro, has notified the Company of his decision to retire. The Company has commenced an outside search for his replacement.

Mr. Limauro stated, “After thirty-three years of service, eight of which as Chief Financial Officer, I am ready to throttle back and spend more time with my family pursuing various personal interests. It would still be my desire though to remain associated with Everest in a reduced capacity.”

Commenting on Mr. Limauro’s decision, Joseph V. Taranto, the Company’s Chief Executive Officer, stated, “Steve has made tremendous contributions over the years and has been instrumental in the evolution of the Company to its current market stature. We are pleased that Steve will be assisting with the transition of his position and our immediate goal now is to identify and secure his successor. Steve’s commitment and the strong supporting team we have built in our financial function should minimize any potential transition issues. We wish Steve the best and expect that he will continue to have a role in the future of Everest.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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